1510 West Loop South # Houston, Texas 77027 # Main
713/850-1010 # Exec. 713-386-7000 # Fax 713/386-7070

LANDRY’S RESTAURANTS
RECEIVES ACQUISITION PROPOSAL

HOUSTON, January 28, 2008 — Landry’s Restaurants, Inc. (NYSE: LNY – News; the “Company”), stated today that its Board of Directors has received a letter from Tilman J. Fertitta, Chairman, President and CEO, proposing to acquire all of the Company’s outstanding common stock for $23.50 per share in cash, representing a 41% premium over the closing price of the Company’s common stock on January 25, 2008. According to the proposal letter, Mr. Fertitta is confident that he can obtain all the required financing to fund the transaction given that he will be contributing all of his approximately 39% equity ownership of the Company, as well as additional substantial cash equity. The total value of the transaction is approximately $1.3 billion.

The Company’s Board of Directors has established a Special Committee of independent directors to review the proposal. The Special Committee has also been authorized to review any alternative proposals that may be received by Landry’s or the Special Committee. The Special Committee is in the process of hiring legal and financial advisors to advise it in its review of this proposal or any other alternative proposals.

The Special Committee received the proposal on January 27, 2008. There can be no assurance that any agreement on financial or other terms satisfactory to the Special Committee will be reached.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010